Exhibit 5

February 23, 2012

Mr. Willem Mesdag

Managing Partner

Red Mountain Capital Partners LLC

10100 Santa Monica Boulevard, Suite 925

Los Angeles, CA 90067

Re:	Confidentiality and Standstill Agreement

Dear Mr. Mesdag:

As you know, Red Mountain Capital Partners LLC, a Delaware limited liability company (“Red Mountain”), together with its Affiliates, beneficially own 4,110,011 shares of common stock of STR Holdings, Inc. (the “Company”), representing approximately 9.9% of the outstanding shares of the Company. In response to Red Mountain’s request, the Company has agreed to and expects to deliver to Red Mountain, following the execution and delivery of this letter agreement by Red Mountain, certain information about its properties, employees, finances, business and operations (including monthly financial information and all information and materials provided or made available to the full board of directors of the Company (the “Board of Directors”) or otherwise to a majority of the members of the Board of Directors) that is currently available or becomes available during the duration of this letter agreement.

All information about the Company or any third party (which information was provided to the Company subject to any applicable confidentiality obligation to such third party) that is furnished by the Company or its Representatives (as defined below) to Red Mountain on or after the date hereof, and regardless of the manner in which it is furnished (whether written or oral), is referred to in this letter agreement as “Proprietary Information.” Proprietary Information shall not include, however, information which (i) is or becomes generally available to the public other than as a result of a disclosure by Red Mountain, its Affiliates or any of their respective Representatives in violation of this letter agreement; (ii) was available to Red Mountain on a nonconfidential basis prior to its disclosure by the Company or its Representatives; (iii) becomes available to Red Mountain on a nonconfidential basis from a person other than the Company or its Representatives who is not otherwise bound by a confidentiality agreement with the Company or any or its Representatives, or is otherwise not under an obligation to the Company or any of its Representatives not to transmit the information to Red Mountain; or (iv) was independently developed by Red Mountain without reference to or use of the Proprietary Information. For purposes of this letter agreement, (i) “Representative” shall mean, as to any person, its directors, officers, employees, agents and advisors (including, without limitation, financial advisors, attorneys and accountants); (ii) “person” shall be broadly interpreted to include, without limitation, any corporation, company, partnership, other entity or individual and (iii) “Affiliates”

shall mean Red Mountain Capital Partners II, L.P., a Delaware limited partnership, RMCP GP LLC, a Delaware limited liability company, and Red Mountain Capital Management, Inc., a Delaware corporation. Red Mountain agrees that it will (i) cause its Representatives, Affiliates and Representatives of its Affiliates to observe all terms of this letter agreement, and (ii) be responsible for any breach of this letter agreement by any of its Representatives.

Subject to the immediately succeeding paragraph, unless otherwise agreed to in writing by the Company, Red Mountain shall, (i) except as required by law, keep all Proprietary Information confidential and not disclose or reveal any Proprietary Information to any person (other than to its Representatives and Representatives of its Affiliates, provided that each such Representative shall keep confidential all Proprietary Information that is so disclosed or revealed to him or her in accordance with Red Mountain’s confidentiality obligations hereunder with respect to such Proprietary Information); (ii) not use Proprietary Information for any purpose other than in connection with the evaluation of the Company; and (iii) except as required by law or legal process, not disclose to any person the fact that Proprietary Information has been disclosed to Red Mountain; provided that, for the avoidance of doubt, the disclosure of the existence of this letter agreement and the filing of this letter agreement as an exhibit to any Schedule 13D or amendment thereto shall not be deemed to be a breach of the foregoing clause (iii).

In the event that Red Mountain or any Affiliate is requested pursuant to, or required by, applicable law or regulation (including, without limitation, any rule, regulation or policy statement of any national securities exchange, market or automated quotation system on which any of Red Mountain’s securities are listed or quoted) or by legal process to disclose any Proprietary Information, Red Mountain shall provide the Company with prompt notice of such request or requirement in order to enable the Company (i) to seek an appropriate protective order or other remedy, (ii) to consult with Red Mountain with respect to the Company taking steps to resist or narrow the scope of such request or legal process or (iii) to waive compliance, in whole or in part, with the terms of this letter agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Company, Red Mountain or any of its Representatives are nonetheless, upon advice of Red Mountain’s counsel, required to disclose Proprietary Information, Red Mountain or its Representatives may, without liability hereunder, disclose only that portion of the Proprietary Information which such counsel advises is legally required to be disclosed; provided that Red Mountain exercises its reasonable efforts to preserve the confidentiality of the Proprietary Information, including, without limitation, by reasonably cooperating with the Company, at the sole expense of the Company, to obtain, if applicable, an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Proprietary Information.

For a period commencing with the date of this letter agreement and ending on December 31, 2012, neither Red Mountain, its Affiliates, nor any other person affiliated with or acting on behalf of Red Mountain with respect to the matters set forth in this paragraph, shall, without the prior written consent of the Company, directly or indirectly (collectively, the “Standstill Obligations”):

(a) acquire, offer or propose to acquire, solicit an offer to sell or agree to acquire, directly or indirectly, by purchase or otherwise, (i) any additional common stock or direct or indirect rights to acquire any common stock (including warrants, options, derivative securities, swaps or securities convertible into or exchangeable for, any common stock) of the Company or any subsidiary thereof, or of any successor to or person in control of the Company such that Red Mountain and its Affiliates collectively beneficially own, directly or indirectly, for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 13d-3 thereunder (or any comparable or successor law or regulation) in excess of 14.9% of the amount of issued and outstanding common stock of the Company, (ii) any assets of the Company or any subsidiary or division thereof or direct or indirect rights, warrants or options to acquire any assets of the Company or any subsidiary or division thereof or any successor to or controlling person, or (iii) any debt securities or other indebtedness of, or direct or indirect rights or options to acquire any debt securities or other indebtedness of, the Company or any subsidiary or division thereof, or any successor to or controlling person;

(b) make, or in any way participate, directly or indirectly, in any “solicitation” of “proxies” to vote (as such terms are used in the rules of the SEC), or seek to advise or influence any person or entity with respect to the voting of any voting securities of the Company;

(c) nominate or seek to nominate, directly or indirectly, any person to the Board of Directors;

(d) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the Company or any of its securities or assets;

(e) form, join or in any way participate in a “group” as defined in Section 13(d)(3) of the Exchange Act in connection with any of the foregoing;

(f) otherwise act, alone or in concert with others, to seek to propose to the Company or any of its stockholders any merger, business combination, restructuring, recapitalization or other transaction to or with the Company or otherwise seek, alone or in concert with others, to control, change or influence the management, board of directors or policies of the Company or propose any matter to be voted upon by the stockholders of the Company; provided that, for the avoidance of doubt, this subparagraph (f) does not prohibit or otherwise limit Red Mountain from expressing its views privately to management and the Board of Directors with respect to mergers, business combinations, restructurings, recapitalizations or other transactions, or with respect to the Company’s management, the Board of Directors or its policies;

(g) instigate, encourage or assist, in any manner, any third party to do any of the foregoing;

(h) take any action that could reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the events described in clauses (a) through (g) above; or

(i) request the Company or any of its Representatives, directly or indirectly, to amend or waive any provision of this paragraph.

The foregoing paragraph is sometimes referenced in this letter agreement as the “standstill provision.”

To the extent that any Proprietary Information may include material subject to the attorney-client privilege, work product doctrine or any other applicable privilege concerning pending or threatened legal proceedings or governmental investigations, the parties understand and agree that they have a commonality of interest with respect to such matters and it is their desire, intention and mutual understanding that the sharing of such material is not intended to, and shall not, waive or diminish in any way the confidentiality of such material or its continued protection under the attorney-client privilege, work product doctrine or other applicable privilege. All Proprietary Information provided by the Company that is entitled to protection under the attorney-client privilege, work product doctrine or other applicable privilege shall remain entitled to such protection under these privileges, this letter agreement, and under the joint defense doctrine. Nothing in this letter agreement obligates the Company to reveal material subject to the attorney-client privilege, work product doctrine or any other applicable privilege.

In the event that the Company, in its sole discretion, requests, Red Mountain shall (and shall cause its Representatives, Affiliates and Representatives of its Affiliates to), promptly deliver to the Company or destroy (provided that any such destruction shall be certified by Red Mountain) all Proprietary Information and all copies, reproductions, summaries, analyses or extracts thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) in Red Mountain’s possession or in the possession of any Representative of Red Mountain or any Affiliate; provided that Red Mountain and its Affiliates may retain a copy of any Proprietary Information or copy, reproduction, summary, analysis or extract thereof or based thereon (whether in hard-copy form or on intangible media, such as electronic mail or computer files) to the extent it believes, in good faith, that it is required to do so in order to comply with applicable law, including, without limitation, the recordkeeping requirements under the Investment Advisers Act of 1940, as amended.

Red Mountain is aware (and upon providing Proprietary Information to its Representatives, shall make its Representatives aware) that Proprietary Information being furnished to you may contain material, non-public information regarding the Company and that state and federal securities laws prohibit any persons who have such material, non-public information from purchasing or selling securities of the Company in reliance upon such information or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities in reliance upon such information.

Without prejudice to the rights and remedies otherwise available to either party hereto, the Company shall be entitled to equitable relief by way of injunction or otherwise if Red Mountain, its Representatives, Affiliates or Representatives of its Affiliates breaches or threatens to breach any of the provisions of this letter agreement.

No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to its principles or rules regarding conflicts of laws. Each party hereby (i) consents to the institution and resolution of any action or proceeding of any kind or nature with respect to or arising out of this letter agreement brought by any party hereto in the federal or state courts located within the State of Delaware, (ii) waives any objection to the laying of venue of any such action, suit or proceeding in any such courts and (iii) waives and agrees not to plead or claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

This letter agreement contains the entire agreement between the parties hereto concerning confidentiality of the Proprietary Information, and no modification of this letter agreement or waiver of the terms and conditions hereof shall be binding upon any party hereto, unless approved in writing by each such party.

As noted above, the Standstill Obligations in this letter agreement shall terminate automatically on December 31, 2012. Notwithstanding the foregoing, Red Mountain may terminate the Standstill Obligations in this letter agreement (but not the obligations with respect to confidentiality) by delivering written notice of such termination to Company at any time after the approval by the Board of Directors of:

(i) any sale of more than 20% of the assets of the Company and its subsidiaries, taken as a whole;

(ii) the beneficial ownership (as defined by Rule 13d-3 under the Exchange Act) by any person of more than 20% of any class of outstanding equity securities of the Company, including any equity issuance, tender offer, exchange offer or other transaction or series of transactions that, if consummated, would result in any person beneficially owning more than 20% of any class of outstanding equity securities of the Company; or

(iii) any merger, consolidation or other business combination involving the Company or any of its subsidiaries.

In addition, if the Board of Directors undertakes a formal process to publicly solicit proposals with respect to the any of the foregoing or, with respect to unsolicited proposals determines that any proposal relating to any of the foregoing is reasonably likely to be approved by the Board of Directors, the Company shall notify Red Mountain that subparagraph (i) of the standstill provision has been waived by the Company.

For the avoidance of doubt, neither Red Mountain nor any other person shall have any obligation hereunder (and Red Mountain shall be free to take, directly and indirectly and without the need for any consent of the Company or the Board of Directors, all of the actions described in subparagraphs (a) through (i) of the standstill provision) from and after the termination of this letter agreement.

Please confirm your agreement with the foregoing by signing and returning to the undersigned the duplicate copy of this letter agreement enclosed herewith.

[Signature Page Follows]

Very truly yours,

STR HOLDINGS, INC.

By:	/s/ Alan N. Forman
Alan N. Forman
Vice President and General Counsel

ACCEPTED AND AGREED as of the date first written above:

RED MOUNTAIN CAPITAL PARTNERS LLC

By:	/s/ Willem Mesdag
Willem Mesdag
Authorized Signatory

Signature Page to Confidentiality Agreement